Castle Brands Announces Fiscal 2015 Second Quarter Results

Net Sales Increase 14.8% Driven by Continued Strong Growth of Whiskeys and
Gosling’s Stormy Ginger Beer

NEW YORK – November 17, 2014 — Castle Brands Inc. (NYSE MKT: ROX), a developer and international marketer of premium and super-premium branded spirits, today reported financial results for the three and six month periods ended September 30, 2014.

Operating highlights for the quarter ended September 30, 2014:

•	Net sales increased 14.8% to $13.4 million as compared to $11.7 million for the comparable prior-year period.

•	Continued strong growth of Jefferson’s bourbons and Irish whiskey led to a 36.8% increase in whiskey revenues from the comparable prior-year period.

•	Gosling’s Stormy Ginger Beer case sales increased 72% to approximately 192,000 cases from approximately 112,000 from the comparable prior-year period.

•	Net loss improved to ($0.9) million as compared to ($4.1) million in the comparable prior-year period.

•	EBITDA, as adjusted, improved by 11.1% to $141,000 compared to a $127,000 in the comparable prior-year period.

•	The Company’s revolving credit facility capacity was increased from $8 million to $12 million, the maturity date was extended and the interest rate was reduced.

•	Additional aged bourbon was purchased to support increased growth of Jefferson’s

“In addition to strong continued organic growth, we improved our margins, decreased G&A as a percent of revenue, significantly reduced net loss and showed positive EBITDA, as adjusted. We expect these trends of substantial growth and improving financial performance to continue over the balance of the fiscal year. We also improved our capital structure by repaying all $1,250,000 of our Junior Notes (11% interest) with cash generated by the exercise of warrants and increased availability under our revolving credit facility (6.25% interest),” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“In the second quarter, we used recently purchased aged bourbon reserves to support increased sales of Jefferson’s and Jefferson’s Reserve, expand our Jefferson’s barrel program, accelerate our Jefferson’s Ocean Aged at Sea program and position us to re-issue Jefferson’s Chef’s Collaboration. Just as we are expanding our offerings under the Jefferson’s umbrella, we are also expanding our Irish whiskey offerings. We have initiated a Knappogue barrel program and plan to add additional offerings under our Knappogue and Clontarf labels. These initiatives, both with Jefferson and our Irish whiskeys, should provide additional growth for our whiskey sales,” said John Glover, Chief Operating Officer of Castle Brands.

“Sales of Gosling’s Stormy Ginger Beer increased 72% to 192,000 cases in the second quarter of fiscal 2015, an indication of the success of the Dark ‘n Stormy® cocktail, an important driver of Gosling’s sales. Trailing twelve month sales of Stormy Ginger Beer were approximately 570,000 cases, which equates to over 13 million cans each prominently displaying the Gosling’s logo. These ginger beer sales help build Gosling’s visibility and prominence as a brand,” Mr. Glover added.

In the second quarter of fiscal 2015, the Company had net sales of $13.4 million, a 14.8% increase from net sales of $11.7 million in the comparable prior-year period. Net loss was ($0.9) million in the second quarter of fiscal 2015 compared to a net loss of ($4.1) million in the comparable prior-year period. Net loss attributable to common shareholders was ($1.1) million, or ($0.01) per basic and diluted share, in the second quarter of fiscal 2015, as compared to ($4.6) million, or ($0.04) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the second quarter of fiscal 2015 improved to $141,000 as compared to $127,000 for the comparable prior-year period.

For the six months ended September 30, 2014, the Company had net sales of $25.4 million, a 14.9% increase from net sales of $22.1 million in the comparable prior-year period. Net loss was ($2.1) million for the six months ended September 30, 2014, as compared to a net loss of ($5.2) million in the comparable prior-year period. Net loss attributable to common shareholders was ($2.6) million, or ($0.02) per basic and diluted share, for the six months ended September 30, 2014, as compared to ($6.1) million, or ($0.06) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the first six months of fiscal 2015 improved to $89,000 as compared to a loss of ($32,000) for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowance for doubtful accounts, other (income) expense, net, stock-based compensation expense, loss from equity investment in non-consolidated affiliate, foreign exchange loss, net change in fair value of warrant liability, net income attributable to non-controlling interests and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Jefferson’s® Rye Whiskey, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka and Brady’s® Irish Cream. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2014 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2014	2013	2014	2013
Sales, net*	$13,381,704	$11,659,707	$25,363,903	$22,078,324
Cost of sales*	8,498,031	7,475,352	15,933,576	13,975,505

Gross profit	4,883,673	4,184,355	9,430,327	8,102,819

Selling expense	3,591,823	2,933,150	6,831,149	5,828,533
General and administrative expense	1,368,317	1,244,459	2,978,933	2,510,064
Depreciation and amortization	215,873	214,638	431,971	427,762

Loss from operations	(292,340)	(207,892)	(811,726)	(663,540)

Other income (expense), net	64	(174)	17,006	(174)
Loss from equity investment in non- consolidated affiliate	—	(17,956)	—	(24,077)
Foreign exchange loss	(29,011)	(171,863)	(265,458)	(111,523)
Interest expense, net	(288,215)	(268,480)	(576,857)	(497,299)
Net change in fair value of warrant liability	—	(3,519,164)	—	(3,966,415)
Income tax (expense) benefit, net	(259,962)	37,038	(422,924)	74,076

Net loss	(869,464)	(4,148,491)	(2,059,959)	(5,188,952)
Net income attributable to noncontrolling interests	(211,049)	(278,044)	(516,385)	(530,416)

Net loss attributable to controlling interests	(1,080,513)	(4,426,535)	(2,576,344)	(5,719,368)

Dividend to preferred shareholders	—	(187,978)	—	(377,910)

Net loss attributable to common shareholders	$(1,080,513)	$(4,614,513)	$(2,576,344)	$(6,097,278)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.04)	$(0.02)	$(0.06)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	155,189,679	110,459,802	154,562,875	109,944,744

• Sales, net and Cost of sales include excise taxes of $1,574,437 and $1,588,959 for the three months ended September 30, 2014 and 2013, respectively, and $3,058,951 and $3,013,179 for the six months ended September 30, 2014 and 2013, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of net loss to EBITDA, as adjusted
(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2014	2013	2014	2013
Net loss attributable to common shareholders	$(1,080,513)	$(4,614,513)	$(2,576,344)	$(6,097,278)

Adjustments:
Interest expense, net	288,215	268,480	576,857	497,299
Income tax expense (benefit), net	259,962	(37,038)	422,924	(74,076)
Depreciation and amortization	215,873	214,638	431,971	427,762

EBITDA (loss)	(316,463)	(4,168,433)	(1,144,592)	(5,246,293)

Allowance for doubtful accounts	9,000	15,312	68,000	25,812
Stock-based compensation expense	208,808	105,216	400,264	177,749
Other (income) expense, net	(64)	174	(17,006)	174
Loss from equity investment in non-consolidated affiliate	—	17,956	—	24,077
Foreign exchange loss	29,011	171,863	265,458	111,523
Net change in fair value of warrant liability	—	3,519,164	—	3,966,415
Net income attributable to noncontrolling interests	211,049	278,044	516,385	530,416
Dividend to preferred shareholders	—	187,978	—	377,910

EBITDA, as adjusted	141,341	127,274	88,509	(32,217)

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com